EX.99.G.3

                                RETIREMENT PLAN
                                    AGREEMENT


       THIS AGREEMENT is made as of this 1st day of April, 2005, by and between UMB BANK, N.A., a national banking association, having its principal office and place of business at 1010 Grand Avenue, Kansas City, Missouri 64141 (the "Bank"), UMB FUND SERVICES, INC., a Wisconsin corporation, having its principal office and place of business at 803 West Michigan Street, Suite A, Milwaukee, Wisconsin 53233 ("UMBFS"), and UMB SCOUT FUNDS, having its principal office and place of business at 1010 Grand Boulevard, Kansas City, Missouri 64106 ("Fund").

       WHEREAS, the Fund offers or intends to offer to its shareholders and potential shareholders one or more retirement or similar plans described in Appendix A hereto and as such is the sponsor of custodial accounts ("Accounts") pursuant to Custodial Agreements (the "Account Agreements");

       WHEREAS, the Fund wishes to appoint the Bank as the custodian for the Accounts, and the Bank is willing to accept appointment as custodian for the Accounts, on the terms and conditions set forth herein; and

       WHEREAS, the Fund and the Bank desire UMBFS to perform, in its capacity as transfer agent for the Fund, certain administrative and recordkeeping duties relative to the Accounts.

       NOW, THEREFORE, the parties to this Agreement agree to the following:

       1. The Bank represents to Fund and UMBFS that it is, and as long as the Accounts and this Agreement are in effect will be, qualified to act as custodian under all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws, rules and regulations.

       2. The Fund hereby appoints the Bank and the Bank hereby accepts appointment as custodian for the Accounts. The Bank agrees to act as custodian for the Accounts subject to the terms hereof, and of each of the Account Agreements.

              a. The Bank understands and agrees that from time to time the Fund may propose amendments to the Account Agreements, whether to comply with then-current provisions of the Code or otherwise, and such amendments shall take effect subject to the provisions of the Account Agreements and subject to the Bank's rights thereunder. The rights of the Fund to propose amendments from time to time shall not affect the Bank's responsibilities as provided herein.

              b. The appointment of the Bank as custodian hereunder is subject to (i) the terms of the respective Account Agreements; (ii) this Agreement (which shall govern in case of any inconsistency between the terms of this Agreement and any of the Account Agreements or to the extent the respective Account Agreements do not

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                    apply) and the right of Fund hereunder to terminate the
                    appointment of the Bank as custodian under the Account Agreements and to name a successor custodian at any time and from time to time on written notice to the Bank; and (iii) the rights of the Bank and of Fund to terminate such custodianship in accordance with the terms of the Account Agreements and this Agreement.

       3. UMBFS hereby agrees to diligently perform the administrative and recordkeeping services described in Appendix B with respect to the Accounts. It is understood that it is not the responsibility of any party hereunder to perform tests and/or monitor and enforce any contribution or benefit limitations or distribution requirements imposed by the Code, such responsibility being that of the party adopting the Account Agreement.

       4. The parties acknowledge and agree that UMBFS and the Bank will not serve as "plan administrator" (as defined by the Employee Retirement Income Security Act of 1974, as amended) of any Account or in any other administrative capacity or other capacity except as transfer agent and custodian, respectively, thereof.

       5. The responsibilities for preparing and keeping current the documents related to the Account Agreements shall be as follows:

              a. The Fund shall provide UMBFS with final forms of (i) Account Agreements, disclosure statements and similar documents ("Account Documents") and (ii) application forms, transfer forms, beneficiary designation forms and similar documents ("Related Documents"), and shall keep such Account Documents and Related Documents current by providing timely any necessary amendments, modifications and supplements thereto. The use of any Account Documents and Related Documents shall be subject to the advance approval of UMBFS and the Bank, which approval shall not be unreasonably withheld.

              b. Any approvals by UMBFS or the Bank under Section 5(a) shall constitute only UMBFS's or the Bank's consent to use any such materials and not the approval of the contents or the effect thereof. The Fund shall bear full responsibility for the Account Documents and the Related Documents and the compliance thereof with all applicable laws, rules and regulations, as amended from time to time, and shall fully protect, indemnify and hold harmless the Bank and UMBFS against any losses arising out of its or their reliance thereon.

       6. UMBFS is hereby authorized to sign any Account Agreement or application for an account by and on behalf of the Bank as custodian, or endorse any check or draft or other item payable to the Bank by and on behalf of the Bank as custodian, and to designate an employee or employees of UMBFS as authorized persons to execute such signatures and endorsements. The Bank shall promptly transmit, properly endorsed, to UMBFS any monies, checks or other property received by the Bank as custodian for investment for the Accounts.

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       7.     UMBFS shall collect and retain all fees charged to the Accounts including those as compensation for its services hereunder. UMBFS may from time to time, after receipt of approval from the Fund, change such fee schedule. The Bank authorizes the distribution on its behalf of any revised fee schedule to existing and prospective Account holders. In the event the Fund determines to waive all or a portion of any related Account fees, the Fund shall continue to be responsible for arranging for payment of all Account related fees to UMBFS.

       8. The Bank and UMBFS acknowledge the proprietary and confidential nature of the Fund's list of shareholders and other nonpublic personal information about the shareholders (the "Confidential Shareholder Information"), and hereby agree not to use such Confidential Shareholder Information for any purpose other than the performance of this Agreement, or to disclose to any other person Confidential Shareholder Information without prior written permission from the Fund, except where such disclosure is permitted by applicable law or regulation, or as otherwise permitted by the exceptions provided by Sections 248.14 and 248.15 of Regulation S-P (17 CFR 240.01-30). Information which was already in the possession of UMBFS or the Bank, in each case on a non-confidential basis, prior to receipt under this Agreement, or which is disclosed to the Bank by a customer in connection with the establishment and/or continuance of any relationship with the Bank shall not be subject to this paragraph.

       9. Each party agrees to fully protect the others in relying upon the respective duties and responsibilities of each party under the Account Agreements and this Agreement, and agree that each will fully indemnify the others and save and hold them harmless from and against any and all claims, damages (including reasonable attorneys' fees), costs, expenses, losses, judgments, taxes (including penalties and interest thereon), or liabilities of any nature whatsoever resulting from or arising out of their respective duties and responsibilities under the Account Agreements and this Agreement; provided however, no party is required to protect, indemnify or hold another harmless for any claims, damages (including reasonable attorneys' fees), costs, expenses, losses, judgments, taxes or liabilities arising out of, resulting from, or in connection with the negligence, bad faith or willful misconduct of another party.

       10. No provision of this Agreement shall modify or supersede any provision of the Transfer Agent Agreement executed by UMBFS and the Fund or the Custody Agreement executed by the Bank and the Fund and in the event the agreements conflict with respect to any matter, the terms of the Transfer Agent Agreement and Custody Agreement, as the case may be, shall control.

       11. This Agreement may be terminated at any time by mutual consent of the Bank, UMBFS, and Fund, or upon sixty (60) days' written notice to each of the other parties by any party. Upon termination, the Bank and UMBFS shall transfer the records of the Accounts as directed by Fund in the form maintained by the parties. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained

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              hereunder, assume full responsibility hereunder and UMBFS and Bank shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Anything herein to the contrary notwithstanding, the protective covenants and indemnities provided by this Agreement shall survive the termination of the Agreement and shall continue in effect with respect to any and all matters arising (or alleged by any third party to have occurred, whether by way of act or default) during the existence of the Agreement.

       12. No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers or representatives.

       13. Notices shall be communicated by first class mail, or by such other means as the parties may agree, to the persons and addresses specified below or to such other persons and addresses as the parties may specify in writing.

                    If to Bank:             UMB Bank, N.A.
                                            P.O. Box 419692
                                            Kansas City, Missouri  64141
                                            Attn:  Bonnie Johnson

                    If to UMBFS:            UMB Fund Services, Inc.
                                            803 West Michigan Street, Suite A
                                            Milwaukee, Wisconsin  53233
                                            Attn:  General Counsel

                    If to Fund:             UMB Scout Funds
                                            1010 Grand Boulevard
                                            Kansas City, Missouri  64106
                                            Attn:  President


       14. This Agreement shall be governed by the laws of the State of Wisconsin.

       15. This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

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       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers under authority of their respective Boards as of the day and year first above written.

                                           UMB BANK, N.A.,

                                           By: /S/ Earl D. Tjaden
                                               ---------------------------------

                                           Title: Senior Vice President
                                                  ------------------------------

Attest:
         -----------------------------
         Secretary

                                           UMB FUND SERVICES, INC.

                                           By: /S/ Constance Dye Shannon
                                               ---------------------------------

                                           Title: Senior VP & General Counsel
                                                  ------------------------------

Attest:
         -----------------------------
         Secretary

                                           UMB SCOUT FUNDS


                                           By: /S/ Gary DiCenzo
                                               ---------------------------------

                                           Title: Vice President
                                                  ------------------------------

Attest:
         -----------------------------
         Secretary


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                                   APPENDIX A

                                      PLANS


Individual Retirement Accounts that are offered by the Fund under the provisions of Sections 408, 403(b) and/or 530 of the Code, and the regulations promulgated thereunder.

                                   APPENDIX B

                                    SERVICES


Pursuant to the Agreement, UMBFS shall:

              a. Receive, allocate to the appropriate Account, and invest pursuant to the governing Account Agreement, all contributions made thereunder, in accordance with the written instructions of the duly authorized directing authority;

              b. Reinvest for each Account all dividends and capital gains or other distributions payable on the shares credited thereto;

              c. Maintain and reconcile Account records and investment transaction records;

              d. Furnish to each Account grantor (with respect to each grantor's individual Account), promptly after the end of each calendar year, a statement of such grantor's account showing:

                    i. The net asset value of all full and fractional shares as of the first and last business days of the calendar year,

                    ii. Contributions to and distributions from the account during the calendar year, and

                    iii. Earnings reinvested in the account during the calendar year.

              e. Furnish to each Account grantor (with respect to each grantor's individual Account) a confirmation of each transaction in accordance with the terms of the Fund's then current prospectus;

              f. Make distributions from Accounts, including withholding and remittance of federal tax, in accordance with the provisions of the Account Agreements and relevant provisions of the Code;

              g. Furnish information returns and reports to each Account grantor (with respect to each grantor's individual Account) and to the Internal Revenue Service as may be required by the Code; and

              h. Other such functions as all of the parties may agree to from time to time.

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                                   APPENDIX C

                                      FEES

SERVICE FEES: UMBFS shall be entitled to those fees for tax and retirement plan services as are set forth on the Fee Schedule to the Transfer Agency Agreement between UMBFS and the Fund.

TERMINATION FEE: Minimum of $100 per account. A termination fee will be deducted from a shareholder's account to cover time expended terminating an account and distributing assets or transferring the account to a successor trustee/custodian within six (6) months of the initial deposit (except for grantor's seven day right of revocation). One hundred percent (100%) of the foregoing termination fees collected shall be remitted to the Bank by UMBFS.